AMENDMENT NO. 1 TO TRUST AGREEMENT
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     This Amendment No. 1 to Trust Agreement of Summit Tax Exempt Trust (the
"Trust"), dated as of April 30, 1997 (this "Amendment"), is entered into between Related Capital Company, as "Depositor," and Wilmington Trust Company, not in its individual capacity, but solely as trustee of the Trust (the "Trustee").

     WHEREAS, the parties hereto created a business trust pursuant to the Delaware Business Trust Act (12 Del. C. [Section] 3801, et seq.) by entering into a Trust Agreement, dated as of August 12, 1996 (the "Original Agreement"), and by the execution and filing by the Trustee with the Secretary of State of the State of Delaware of the Certificate of Trust on August 12, 1996; and

     WHEREAS, the parties hereto desire to amend the Original Agreement to change the name of the Trust to "Charter Municipal Mortgage Acceptance Company".

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, amend the Original agreement as follows:

     1. Section 1(a) of the Original Agreement is hereby amended by deleting the words "Summit Tax Exempt Trust" and replacing those words with the words "Charter Municipal Mortgage Acceptance Company". As a result of such change, the first sentence of Section 1(a) of the Original Agreement shall read, in its entirety, as follows:

          1.   Creation of Trust.
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          (a)  The trust created hereby shall be known as Charter Muncipal
     Mortgage Acceptance Company (the "Trust"), in which name the Trustee may conduct the business of the Trust, make and execute contracts, and sue and be sued.

     2. This Amendment shall be binding upon, and shall enure to the benefit of, the parties hereto and their respective successors and assigns.

     3. Except to the extent modified hereby, the Original Agreement shall remain in full force and effect.

     4. This Amendment may be executed in counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all such parties are not signatories to the original or same counterpart.

     5. This Amendment shall be interpreted in accordance with the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

                            [SIGNATURE PAGE FOLLOWS]


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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.


                                    RELATED CAPITAL COMPANY,
                                    as Depositor


                                    By: SJB Associates, L.P., as general partner

                                    By: SJB Associates, Inc., as general partner

                                    By: /s/ Stuart J. Boesky
                                        --------------------------
                                        Name: Stuart J. Boesky
                                        Title: President



                                    WILMINGTON TRUST COMPANY,
                                    not in its individual capacity
                                    but solely as Trustee


                                    By: /s/ Norma P. Closs
                                        --------------------------
                                        Name: Norma P. Closs
                                        Title: Vice President